EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Third Quarter 2019 Financial Results

MIDVALE, Utah, Dec. 04, 2019 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the thirteen and thirty-nine weeks ended November 2, 2019.

Jon Barker, Chief Executive Officer, stated, “We are very pleased with our third quarter results, which were at the high end of our guidance on the top and bottom line excluding the eight recently acquired stores that were not included in our original outlook. These strong results are reflective of our differentiated positioning within a consolidating industry and the team’s disciplined execution of our growth strategies around merchandising, customer acquisition and engagement, and our omni-channel platform.”

Mr. Barker continued, “As we look to the final quarter of the year, we feel very good about our competitive positioning and the underlying strength of our business. That said, multiple competitors are making assortment changes that are creating some short term sales headwinds which we have incorporated in our fourth quarter outlook. We believe these competitive changes bode well for Sportsman’s Warehouse longer term, and, combined with the investments we have made across our business, we are well positioned to capitalize on the increased market share opportunities moving forward.”

For the thirteen weeks ended November 2, 2019:

  Net sales increased by 8.7% to $242.5 million from $223.1 million in the third quarter of fiscal year 2018 primarily due to a same store sales increase of 4.8% compared to the prior year period.

  Income from operations was $15.9 million compared to $17.5 million in the third quarter of fiscal year 2018. Adjusted income from operations was $16.3 million in the third quarter of fiscal 2019, which excludes certain expenses related to the acquisition of eight stores during the period. There were no non-GAAP adjustments to income from operations in the third quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

  The Company opened one new store and acquired eight stores in the third quarter of fiscal year 2019 and ended the quarter with 103 stores in 27 states, or square footage growth of 13.6% from the end of the third quarter of fiscal 2018.

  Interest expense decreased to $2.1 million from $2.6 million in the third quarter of fiscal year 2018.

  Net income was $10.5 million compared to net income of $12.4 million in the third quarter of fiscal year 2018. Adjusted net income in the third quarter of fiscal year 2019 was $10.8 million, which excludes certain expenses incurred related to the acquisition of eight stores. Adjusted net income in the third quarter of fiscal year 2018 was $11.1 million, which excludes a non-recurring tax benefit (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.24 compared to diluted earnings per share of $0.29 for the third quarter of fiscal year 2018. Adjusted diluted earnings per share was $0.25 in the third quarter of fiscal year 2019 compared to adjusted diluted earnings per share of $0.26 in the third quarter of fiscal year 2018 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $23.2 million compared to $22.6 million in the third quarter of fiscal year 2018 (see "GAAP and Non-GAAP Measures").

For the thirty-nine weeks ended November 2, 2019:

  Net sales increased by 3.6% to $628.2 million from $606.4 million in the first three quarters of fiscal year 2019 primarily due to new store openings and the acquisition of eight new store locations. Same store sales increased by 0.6% from the comparable prior year period.

  Income from operations was $20.3 million compared to $27.1 million in the first three quarters of fiscal year 2018. Adjusted income from operations was $21.3 million in the first three quarters of fiscal 2019, which excludes expenses related to the transition of the Company’s CFO, recruitment and hiring of various key members of the senior management team, and certain expenses related to the acquisition of eight stores. Adjusted income from operations was $29.7 million in the first three quarters of fiscal 2018, which excludes charges incurred in connection with the retirement of the Company’s former CEO (see “GAAP and Non-GAAP Measures”).

  Interest expense decreased to $6.6 million from $10.5 million in the first three quarters of fiscal year 2018. Interest expense for the first three quarters of fiscal year 2018 included a $1.6 million write-off of debt discount and deferred financing fees associated with the Company’s prior term loan.

  Net income was $10.5 million compared to net income of $13.1 million in the first three quarters of fiscal year 2018. Adjusted net income in the first three quarters of fiscal 2019 was $11.3 million, which excludes expenses incurred related to the transition of the Company’s CFO, the recruitment and hiring of various key members of the senior management team, and certain expenses related to the acquisition of eight stores. Adjusted net income in the first three quarters of fiscal year 2018 was $15.3 million, which excludes charges incurred in connection with the retirement of the Company’s former CEO, the write-off of deferred financing fees and debt discount associated with the Company’s old term loan, and a non-recurring tax benefit (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.24 compared to diluted earnings per share of $0.31 for the first three quarters of fiscal year 2018. Adjusted diluted earnings per share was $0.26 in the first three quarters of fiscal 2019 compared to adjusted diluted earnings per share of $0.36 in the first three quarters of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $39.4 million compared to $46.5 million in the first three quarters of fiscal year 2018 (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of November 2, 2019:

  Total debt: $160.5 million consisting of $130.8 million outstanding under the Company’s revolving credit facility and $29.7 million outstanding under the term loan, net of unamortized debt issuance costs.

  Total liquidity (cash plus $78.7 million of availability on revolving credit facility): $80.4 million

Fourth Quarter and Fiscal Year 2019 Outlook:

For the fourth quarter of fiscal year 2019, net sales are expected to be in the range of $263.0 million to $273.0 million based on a change in same store sales in the range of down 1.5% to up 1.5% compared to the corresponding period of fiscal year 2018. Adjusted net income is expected to be in the range of $12.6 million to $15.3 million with adjusted diluted earnings per share of $0.29 to $0.35 on a weighted average of approximately 43.5 million estimated common shares outstanding.

For fiscal year 2019, net sales are expected to be in the range of $891.0 million to $901.0 million based on a change in same store sales in the range of flat to up 1.0% compared to fiscal year 2018. Adjusted net income is expected to be in the range of $24.0 million to $26.6 million with adjusted earnings per diluted share of $0.55 to $0.61 on a weighted average of approximately 43.5 million estimated common shares outstanding, when adjusted for the executive transition costs and acquisition costs incurred (see “GAAP and Non-GAAP Measures”).

Conference Call Information:

A conference call to discuss third quarter fiscal 2019 financial results is scheduled for today, December 4, 2019, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus expenses incurred relating to the transition of our CFO and the recruitment and hiring of various other key members of management, certain expenses incurred relating to the acquisition of eight Field and Stream stores, charges incurred in connection with the retirement of the Company’s former CEO and the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan refinanced in the third fiscal quarter of 2018 and less a non-recurring tax benefit related to our 2017 tax return, as applicable. Adjusted diluted earnings per share is diluted earnings per share excluding the impact of expenses incurred relating to the transition of our CFO and the recruitment and hiring of  other key members of management, certain expenses incurred relating to the acquisition of eight Field and Stream stores, charges incurred in connection with the retirement of the Company’s former CEO and the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan refinanced in the third fiscal quarter of 2018 and less a non-recurring tax benefit related to our 2017 tax return, as applicable. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our market share opportunities and competitive positioning and our outlook for the fourth quarter and full fiscal year 2019.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to our ability to integrate the eight recently acquired stores; the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations, risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019 which was filed with the SEC on March 29, 2019 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse provides outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:
ICR, Inc.
Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended

	November 2, 2019	% of net sales	November 3, 2018	% of net sales

Net sales	$242,466	100.0%	$223,099	100.0%
Cost of goods sold	158,256	65.3%	145,518	65.2%
Gross profit	84,210	34.7%	77,581	34.8%

Operating expenses:
Selling, general and administrative expenses	68,336	28.2%	60,070	26.9%
Income from operations	15,874	6.5%	17,511	7.9%
Interest expense	2,094	0.9%	2,633	1.2%
Income before income tax expense	13,780	5.6%	14,878	6.7%
Income tax expense	3,287	1.4%	2,480	1.1%
Net income	$10,493	4.2%	$12,398	5.6%

Earnings per share
Basic	$0.24		$0.29
Diluted	$0.24		$0.29

Weighted average shares outstanding
Basic	43,230		42,938
Diluted	43,559		43,094

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirty-nine Weeks Ended

	November 2, 2019	% of net sales	November 3, 2018	% of net sales

Net sales	$628,249	100.0%	$606,447	100.0%
Cost of goods sold	416,644	66.3%	401,022	66.1%
Gross profit	211,605	33.7%	205,425	33.9%

Operating expenses:
Selling, general and administrative expenses	191,326	30.5%	178,374	29.4%
Income from operations	20,279	3.2%	27,051	4.5%
Interest expense	6,552	1.0%	10,524	1.7%
Income before income tax expense	13,727	2.2%	16,527	2.8%
Income tax expense	3,195	0.5%	3,406	0.6%
Net Income	$10,532	1.7%	$13,121	2.2%

Earnings per share
Basic	$0.24		$0.31
Diluted	$0.24		$0.31

Weighted average shares outstanding
Basic	43,126		42,854
Diluted	43,316		42,937

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	November 2, 2019	February 2, 2019
Current assets:
Cash	$1,737	$1,547
Accounts receivable, net	620	249
Merchandise inventories	337,894	276,600
Prepaid expenses and other	11,062	15,174
Total current assets	351,313	293,570
Operating lease right of use asset	211,957	-
Property and equipment, net	107,627	92,084
Deferred income taxes	140	2,997
Goodwill	1,749	-
Definite lived intangible assets, net	226	246
Total assets	$673,012	$388,897

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$105,527	$24,953
Accrued expenses	64,198	56,384
Operating lease liability, current	35,451	-
Income taxes payable	2,868	1,838
Revolving line of credit	130,765	144,306
Current portion of long-term debt, net of discount and debt issuance costs	7,915	7,915
Current portion of deferred rent	-	5,270
Total current liabilities	346,724	240,666

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	21,781	27,717
Operating lease liability, noncurrent	204,688	-
Deferred rent, noncurrent	-	41,854
Total long-term liabilities	226,469	69,571
Total liabilities	573,193	310,237

Stockholders’ equity:
Common stock	432	430
Additional paid-in capital	86,041	84,671
Accumulated earnings (deficit)	13,346	(6,441)
Total stockholders’ equity	99,819	78,660
Total liabilities and stockholders' equity	$673,012	$388,897

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	November 2, 2019	November 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$10,532	$13,121
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	14,070	13,317
Amortization and write-off of discount on debt and deferred financing fees	252	1,959
Amortization of Intangible	20	283
Change in deferred rent	-	(280)
Gain on asset dispositions	(311)	30
Noncash lease expense	22,132	-
Deferred income taxes	(245)	2,194
Stock based compensation	1,567	2,435
Change in assets and liabilities:
Accounts receivable, net	(371)	(100)
Operating lease liabilities	(22,571)	-
Merchandise inventory	(42,142)	(98,463)
Prepaid expenses and other	165	(2,195)
Accounts payable	70,270	55,204
Accrued expenses	3,449	2,277
Income taxes payable and receivable	1,030	(4,203)
Net cash provided by (used in) operating activities	57,847	(14,421)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(22,914)	(15,183)
Acquisition of intangible asset	-	(259)
Acquisition of Field and Stream stores, net of cash acquired	(19,074)	-
Proceeds from deemed sales-leaseback transactions	-	1,717
Proceeds from sale of property and equipment	311	226
Net cash used in investing activities	(41,677)	(13,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	(13,541)	121,574
Increase in book overdraft	3,756	5,424
Proceeds from issuance of common stock per employee stock purchase plan	174	202
Payment of withholdings on restricted stock units	(369)	(699)
Borrowings on term loan	-	40,000
Payment of deferred financing costs	-	(1,331)
Principal payments on long-term debt	(6,000)	(137,127)
Net cash (used in) provided by financing activities	(15,980)	28,043

Net change in cash	190	123
Cash at beginning of year	1,547	1,769
Cash at end of period	$1,737	$1,892

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen Weeks Ended		For the Thirty-nine Weeks Ended

	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Income from operations	$15,874	$17,511	$20,279	$27,051
Acquisition costs (1)	$387	$-	$387	$-
Executive transition costs (2)	-	-	623	-
CEO retirement (3)	-	-	-	2,647
Adjusted income from operations	$16,261	$17,511	$21,289	$29,698

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

Numerator:
Net income	$10,493	$12,398	$10,532	$13,121
Acquisition costs (1)	387	-	387	-
Executive transition costs (2)	-	-	623	-
CEO retirement (3)	-	-	-	2,647
Deferred financing fee write-off (4)	-	-	-	1,617
Non-recurring tax benefit (5)	-	(1,322)		(1,322)
Less tax benefit	(100)	-	(262)	(813)
Adjusted net income	$10,780	$11,076	$11,280	$15,250

Denominator:
Diluted weighted average shares outstanding	43,559	43,094	43,316	42,937

Reconciliation of earnings per share:
Dilutive earnings per share	$0.24	$0.29	$0.24	$0.31
Impact of adjustments to numerator and denominator	0.01	(0.03)	0.02	0.05
Adjusted diluted earnings per share	$0.25	$0.26	$0.26	$0.36

Reconciliation of net income to adjusted EBITDA:
Net income	$10,493	$12,398	$10,532	$13,121
Interest expense	2,094	2,633	6,552	10,524
Income tax expense	3,287	2,480	3,195	3,406
Depreciation and amortization	4,832	4,438	14,090	13,600
Stock-based compensation expense (6)	619	366	1,567	1,348
Pre-opening expenses (7)	1,482	320	2,483	1,832
Acquisition costs (1)	387	-	387	-
Executive transition costs (2)	-	-	623	-
CEO retirement (3)	-	-	-	2,647
Adjusted EBITDA	$23,194	$22,635	$39,429	$46,478

(1) Expenses incurred relating to the acquisition of eight stores.
(2) Expenses incurred relating to the transition of our CFO (incurred only in Q1 2019) and the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.
(3) Expenses incurred in conjunction with the retirement of our former CEO during Q1 2018.
(4) Write-off of deferred financing fees and debt discount relating to our prior term loan.
(5) Non-recurring tax benefit recognized due to our return to provision adjustments recorded in conjunction with the filing of our 2017 tax return
(6) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and employee stock purchase plan.
(7) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of fourth quarter and 2019 full year guidance:

	Estimated Q4 '19		Estimated FY '19
	Low	High	Low	High
Numerator:
Net income	$12,374	$15,100	$22,982	$25,632
Executive transition costs (1)	$-	$-	$462	$462
Acquisition costs (2)	$223	$223	$510	$510
Adjusted net income	$12,597	$15,323	$23,954	$26,604
Denominator:
Diluted weighted average shares outstanding	43,500	43,500	43,500	43,500

Reconciliation of earnings per share:
Diluted earnings per share	$0.28	$0.35	$0.53	$0.59
Impact of adjustments to numerator and denominator	0.01	-	0.02	0.02
Adjusted diluted earnings per share	$0.29	$0.35	$0.55	$0.61

(1) Expenses incurred relating to the transition of our CFO and the recruitment and hiring of various key members of our senior management team, net of tax. These events are not expected to be recurring.
(2) Expenses incurred relating to the acquisition of eight stores.